UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SCHWAB CAPITAL TRUST

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Expense Updates to Schwab Fundamental Index* Mutual Funds

Overview

Schwab Fundamental US Large Company Index Fund (SFLNX)

Schwab Fundamental US Small Company Index Fund (SFSNX)

Schwab Fundamental International Large Company Index Fund (SFNNX)

Schwab Fundamental International Small Company Index Fund (SFILX)

Schwab Fundamental Emerging Markets Large Company Index Fund (SFENX)

Schwab Fundamental Global Real Estate Index Fund (SFREX)

On April 28, 2017, a joint shareholder meeting for the above referenced Funds, with the exception of the Schwab Fundamental Emerging Markets Large Company Index Fund, was held for the purpose of approving an Amended and Restated Investment Advisory and Administration Agreement (Proposed Advisory Agreement). Shareholders of Schwab Fundamental US Large Company Index Fund, Schwab Fundamental US Small Company Index Fund, Schwab Fundamental International Large Company Index Fund and Schwab International Small Company Index Fund approved the Proposed Advisory Agreement which will become effective May 1, 2017. The shareholder meeting for the Schwab Fundamental Global Real Estate Index Fund was adjourned until May 30, 2017.

The Proposed Advisory Agreement for the Schwab Fundamental Emerging Markets Large Company Index Fund was not subject to shareholder vote and will become effective on May 1, 2017.

As a result, effective May 1, 2017, the operating expense ratio for each Fund and minimum investment requirement will change, as follows:

New Operating Expense Ratios and Minimums1

Schwab Fundamental Index Mutual Funds
Symbol	Name	Previous Operating Expense Ratio	Previous Minimum Investment	5/1/17 Operating Expense Ratio	5/1/17 Minimum Investment

SFLNX	Schwab Fundamental US Large Company Index Fund	0.35%	$100	0.25%	None
SFSNX	Schwab Fundamental US Small Company Index Fund	0.35%		0.25%
SFNNX	Schwab Fundamental International Large Company Index Fund	0.35%		0.25%
SFILX	Schwab Fundamental International Small Company Index Fund	0.49%		0.39%
SFENX	Schwab Fundamental Emerging Markets Large Company Index Fund	0.49%		0.39%

- - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - -

FAQs

Q1. What did the shareholders vote on?

Shareholders voted to approve the Proposed Advisory Agreement with respect to their Fund, which was approved and therefore will result in the following changes:

1.	Investment minimums on each Fund will be removed.

2.	Shareholder servicing fees on each Fund will be removed.

3.	The management fee structure of each Fund will be changed to a “unitary fee structure.”

4.	Each Fund’s current expense limitation agreement will be terminated.

A “unitary fee structure” means that each Fund will pay Charles Schwab Investment Management, Inc. (CSIM) for the advisory and administration services rendered to the Fund and CSIM will in turn pay substantially all of the operating expenses of the Fund, excluding acquired fund fees and expenses, taxes, any brokerage expenses and extraordinary or non-routine expenses. This differs from the previous expense structure in which each Fund paid CSIM a management fee and also paid all of its operating expenses.

With respect to the Schwab Fundamental Emerging Markets Large Company Index Fund, the above referenced changes were not subject to shareholder vote and will become effective May 1, 2017.

Q2. When will the changes be effective?

Changes will be effective on May 1, 2017. The Funds’ prospectuses will be updated to include the changes and will be available on May 1, 2017.

Q3. Will the tickers and cusips remain the same?

Fund tickers and cusips will not change; they will remain the same.

Meeting Adjournment – Schwab Fundamental Global Real Estate Index Fund

Q1. Why was the shareholder meeting for the Schwab Fundamental Global Real Estate Index Fund adjourned?

The meeting for the Schwab Fundamental Global Real Estate Index Fund was adjourned because the Fund did not receive enough votes to meet quorum.

Q2. When is the next meeting?

The next meeting is scheduled to occur on May 30, 2017.

Q3. If shareholders approve the Proposed Advisory Agreement, when will it become effective?

If approved, the Proposed Advisory Agreement for the Schwab Fundamental Global Real Estate Index Fund will become effective June 1, 2017.

Q3. What happens if the Fund still doesn’t have enough votes?

If the Schwab Fundamental Global Real Estate Index Fund continues to not meet the quorum requirements following the next meeting, Charles Schwab Investment Management, Inc., the Fund’s investment advisor, will consider what is in the best interest of the Fund and its shareholders.

Investors should consider carefully information contained in the prospectus, or if available, the summary prospectus, including investment objectives, risks, charges and expenses. You can download a prospectus by visiting www.csimfunds.com/schwabfunds_prospectus. Please read it carefully before investing.

* Schwab is a registered trademark of Charles Schwab & Co., Inc. Fundamental Index is a registered trademark of Research Affiliates LLC.

1 Minimums and expense ratios are subject to change.

Charles Schwab Investment Management, Inc. (CSIM), the investment advisor for Schwab Funds, and Charles Schwab & Co., Inc. (Schwab), Member SIPC, the distributor for Schwab Funds, are separate but affiliated companies and subsidiaries of The Charles Schwab Corporation.

©2017 Charles Schwab Investment Management, Inc. All rights reserved.

(0517-Y626)

Disclosure to appear on csimfunds.com – Schwab Fundamental Global Real Estate Index Fund

The shareholder meeting for this fund has been adjourned until May 30, 2017. We encourage you to vote your shares. For additional details, please refer to the FAQs. (hyperlink)